Exhibit 107

Calculation of Filing Fee Tables

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Processa Pharmaceuticals, Inc.

(Exact name of Registrant as specified in its charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Unit(2)		Maximum Aggregate Offering Price(2)		Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.0001 per share	Other(2)	3,000,000	(1)	$3.14	(2)	$9,420,000	(2)	0.0000927	$873.24
Total Offering Amounts					-		$9,420,000		-	$873.24
Total Fee Offsets					-		-		-	$-
Net Fee Due					-		-		-	$873.24

(1)	Represents shares of common stock, par value $0.0001 per share (“Common Stock”) of Processa Pharmaceuticals, Inc. (the “Registrant”). Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), the amount to be registered includes any additional shares of the Registrant’s Common Stock that become issuable under the Processa Pharmaceuticals, Inc. 2019 Omnibus Incentive Plan, as amended and restated, by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of the Registrant’s Common Stock, as applicable.

(2)	Determined on the basis of the average of the high and low sale price of Common Stock as reported on the Nasdaq Stock Market on August 12, 2022 of $3.14, solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) under the Securities Act.